Exhibit 10.5

Cross-Platform Marketing Services Agreement

This Cross-Platform Marketing Services Agreement (the “Agreement”) is entered into as of May 1, 2025 (the “Effective Date”), by and between MYX Inc., a Wyoming Corporation with its principal place of business at 1325 Avenue of the Americas, Fl 4, New York, New York 10019 (“MYX Inc.”), and Kenneth Tindle, Ltd., a company located at 2 Cecilia St, Quarry Hill, Leeds LS2 7PA, United Kingdom (“Client”).

1. Services

MYX Inc. shall provide cross-platform digital marketing and promotional services within the theatrical industry (the “Services”) to promote Client’s brand, platform, or offerings across MYX Inc.’s designated channels.

•	Initial Beta Period: For the initial two months (May and June 2025), Services will include exposure within the MYX Inc. beta product environment.
•	Full Platform Promotion: Following the beta period, Client's promotion will continue on MYX Inc.’s full platform and affiliated digital media channels for the remainder of the Term.

2. Term

This Agreement shall commence on the Effective Date and continue for a period of twelve (12) months (the “Term”), unless terminated earlier in accordance with the provisions of this Agreement. The Term may be extended upon the mutual written consent of both parties.

3. Fees and Payment Terms

3.1. Total Fee: The total fee for the Services provided under this Agreement is twenty-five thousand dollars ($25,000.00), which covers the full twelve-month Term.

3.2. Payment Schedule: The total fee is due and payable in full upon the execution of this Agreement. MYX Inc. shall issue an invoice for the total amount of $25,000.00, with payment due within thirty (30) days of the invoice date.

3.3. Non-Cancellable and Non-Refundable: The fee is non-cancellable and non-refundable, regardless of the Client’s use of the Services or the specific outcomes achieved during the Term.

3.4. Late Payments: Failure to make timely payment may result in the immediate suspension of Services. Such suspension does not relieve the Client of its obligation to pay the full contracted amount.

4. Revenue Recognition

As of May 31, 2025, Services with an estimated value of $2,000.00 have been delivered. Additional Services, with an estimated value of $2,000.00, will be delivered by June 30, 2025. The value of the remaining Services will be recognized proportionally throughout the remainder of the Term.

5. Entire Agreement

This Agreement constitutes the entire understanding between the parties and supersedes all prior agreements, representations, and understandings, whether written or oral, relating to the subject matter herein. Any modifications or amendments to this Agreement must be made in writing and signed by authorized representatives of both parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MYX Inc.

By: /s/ Tatyana Muyingo

Name: Tatyana Muyingo

Title: CEO

Kenneth Tindle, Ltd.

By: /s/ K. Tindle

Name: K. Tindle

Title: Director

May 1, 2025

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